CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 19, 2014, relating to the financial statements and financial highlights of Franklin Balanced Fund, Franklin Convertible Securities Fund, Franklin Equity Income Fund, and Franklin Real Return Fund, which appear in the October 31, 2014 Annual Reports to Shareholders of Franklin Investors Securities Trust, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

February 25, 2015